Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonoma Pharmaceuticals Reports Financial Results for Fiscal Third Quarter 2017

•	U.S. Product Revenue up 65%, Driven by Growth in U.S. Dermatology Sales

•	Cash Position of $20.5 Million; More Than Fully Funded to Achieve EBITDA Breakeven

•	Income From Discontinued Operations of $15.5 Million and Net Income of $16.2 Million Due to the Sale of Latin America Assets

Conference Call Begins at 4:30pm EST Today

PETALUMA, Calif.—(February 9, 2017)—Sonoma Pharmaceuticals, Inc. (NASDAQ: SNOA, warrants SNOAW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the third quarter of fiscal year 2017, ended December 31, 2016.

Total revenue was $3.4 million for the third quarter as compared to $2.5 million for the same period in 2015. Product revenues of $3.2 million were up 43%, or $962,000, when compared to the same period last year, driven by strong growth in the U.S. and international markets. The numbers in this press release reflect the reclassification of the financial components of the Latin American operations as a discontinued business due to the sale of this business. (See the section below on “Sale of Latin American Business and Impact on Accounting Treatment” for more details.)

“We are pleased with our progress in executing on our corporate strategy of growing dermatology revenue with our expanding direct sales force,” said Jim Schutz, Sonoma Pharmaceutical CEO. “This progress is evidenced by our current robust product portfolio, 74,000 prescriptions filled to date and 19% average growth in prescriptions filled, quarter over quarter, for the last four quarters. Looking forward, our cash position of $20.5 million enables us to hire additional sales people at a faster pace, targeting 30-plus sales reps by the end of March. Our larger sales force coupled with the planned product launches provide a high level of confidence that we have more than sufficient cash to achieve breakeven without diluting shareholders.”

Product revenues in the United States for the quarter ended December 31, 2016, of $1.7 million, increased by $661,000, or 65%, when compared to the same period in the prior year. This increase was the result of higher sales of the company’s dermatology and animal health products. Sonoma currently has a strong dermatology product portfolio of eight products for the treatment of atopic and seborrheic dermatitis, scar management, surgical procedures, an oral anti-infective for severe acne and Ceramax, which utilizes a “state of the art” skin repair technology. In addition, sales to a new animal health care partner increased during the quarter compared to last year, partially offset by a decline in U.S. wound care revenue.

Product revenue in Latin America for the quarter ended December 31, 2016, was $465,000. This amount reflects the sale of products to Invekra, at a reduced price, since execution of Sonoma’s asset sale. Sonoma will continue to supply Invekra until they deploy their manufacturing facility.

Product revenue in Europe and the rest of the world for the quarter ended December 31, 2016, of $1 million, decreased by $164,000 or 14%, as compared to the same period in the prior year, with decreases in Europe, Middle East and India, partially offset by increases in the Asian markets.

For the three months ended December 31, 2016 and 2015, product licensing fees and royalty revenues were $0 and $44,000, respectively. The decrease is primarily related to the planned discontinuance of a former partner.

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Sonoma reported gross profit of $1.7 million, or 51% of total revenue, during the three months ended December 31, 2016, compared to a gross profit of $455,000, or 18% of total revenue when compared to the same period in the prior year. The gross profit percentage was up compared to last year, primarily due to the reclassification of gross margin between the continuing and discontinued operations.

Total operating expenses of $5.3 million for the three months ended December 31, 2016, increased by $627,000, or 14%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the third quarter of fiscal year 2017 were $4.3 million, up $241,000, or 6%, as compared to the same period in the prior year. This increase in operating expenses was mostly due to sales, marketing and administrative expenses in the United States related to the growth in dermatology revenue and an increase in the stock compensation charge of $384,000, partly offset by expense declines in Mexico and Europe.

Net income from continuing operations for the quarter ended December 31, 2016, was $763,000, an increase of $5 million as compared to net loss from continuing operations of $4.2 million for the same period in the prior year. The operating loss minus non-cash expenses was $2.5 million, down $1 million, compared to $3.5 million for the same period last year.

Income from discontinued operations (net of tax) was $15.5 million compared to $1.1 million in the same period last year. This income related to the sale of Latin American assets encompasses all of the income and expenses related to Latin America, condensed into one number.

Primarily as a result of the gain recognized on the sale of this business, net income for the quarter ended December 31, 2016, was $16.2 million.

As of December 31, 2016, Sonoma had cash and cash equivalents of $20.5 million, of which $1.5 million is restricted until the company delivers equipment to Invekra, as compared with $3.3 million as of September 30, 2016. The company has no material debt outstanding. Due to the sale of Latin American assets, Sonoma’s cash position increased $18 million on October 28, 2016, with another $1.5 million expected in March 2017.

Results for the Nine Months Ended December 31, 2016

Total revenues of $8.8 million increased by $2 million, or 29%, for the nine months ended December 31, 2016, as compared to $6.8 million for the nine months ended December 31, 2015. Product revenue of $8.2 million increased $2.5 million, or 43%, as compared to $5.7 million for the nine months ended December 31, 2015. The increase in product revenue was driven by strong growth in the United States, up $1.8 million, or 59%, and in international markets, up 27%.

Sonoma reported gross profit of $3.7 million, or 42% of total revenue, the nine months ended December 31, 2016, compared to a gross profit of $1.7 million, or 25% of total revenue when compared to the same period in the prior year. The gross profit percentage was up compared to last year primarily due to the reclassification of gross margin between the continuing and discontinued operations.

Total operating expenses of $13.8 million for the nine months ended December 31, 2016, increased by $1.0 million, or 8%, as compared to the same period in the prior year. Total operating expenses less non-cash expenses of $12.1 million increased $839,000, or 7%, for the nine months ended December 31, 2016, compared to the same period in the prior year. This increase was primarily due to higher costs of the direct sales force for dermatology. Operating loss less non-cash expenses (EBITDA) for the nine months ended December 31, 2016, was $8.1 million, compared to $9.3 million for the same period last year.

Conference Call

Sonoma’s management will hold a conference call today to discuss third quarter fiscal year 2017 results and answer questions, beginning at 4:30 p.m. EST. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.sonomapharma.com/events. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 47934612. A webcast replay will be available on the site at http://ir.sonomapharma.com/events for one year following the call.

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Sale of Latin American Business and Impact on Accounting Treatment

With the sale of the Latin American business during the quarter, the components of the financial statements related to this transaction have been classified as a discontinued business for accounting purposes and in accordance with this accounting treatment, the income statement and balance sheet have been retroactively revised to reflect the revenue, expenses and balance sheet items of the continuing businesses for this fiscal year and last fiscal year. All of the income statement categories related to Latin America have been condensed to a one line item on the income statement as “Income from discontinued operations.” Also, the discontinued balance sheets items have been listed separately from the continuing operations. As a result, the comparison of results discussed in this press release relate primarily to the continuing businesses in accordance with generally accepted accounting principles.

About Sonoma Pharmaceuticals, Inc.

Sonoma is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “believe,” “achieve,” and “strive,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended March 31, 2016. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma and Microcyn® Technology are trademarks or registered trademarks of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Sonoma Pharmaceuticals, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@Sonomais.com

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,	March 31,
	2016	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,983	$7,469
Restricted cash	1,500	–
Accounts receivable, net	1,977	1,508
Inventories, net	2,066	1,595
Prepaid expenses and other current assets	362	1,505
Current portion of deferred consideration, net of discount	239	–
Current assets of discontinued operations	–	811
Total current assets	25,127	12,888
Property and equipment, net	798	850
Deferred consideration, net of discount, less current portion	1,509	–
Other assets	73	65
Total assets	$27,507	$13,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,092	$1,337
Accrued expenses and other current liabilities	1,626	1,526
Deferred revenue	794	274
Current portion of long-term debt	12	114
Taxes payable	229	–
Current liabilities of discontinued operations	–	300
Total current liabilities	3,753	3,551
Long-term deferred revenue	531	112
Long-term debt, less current portion	48	–
Deferred tax liability	312	–
Total liabilities	4,644	3,663
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at December 31, 2016 and March 31, 2016, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at December 31, 2016 and March 31, 2016, 4,257,754 (unaudited) and 4,196,873 shares issued and outstanding at December 31, 2016 and March 31, 2016, respectively	1	1
Additional paid-in capital	168,198	166,368
Accumulated deficit	(140,665)	(152,375)
Accumulated other comprehensive loss	(4,671)	(3,854)
Total stockholders’ equity	22,863	10,140
Total liabilities and stockholders’ equity	$27,507	$13,803

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues
Product	$3,174	$2,212	$8,158	$5,708
Product licensing fees and royalties	–	44	–	231
Service	187	227	638	855
Total revenues	3,361	2,483	8,796	6,794
Cost of revenues
Product	1,476	1,851	4,507	4,402
Service	179	177	568	715
Total cost of revenues	1,655	2,028	5,075	5,117
Gross profit	1,706	455	3,721	1,677
Operating expenses
Research and development	487	486	1,226	1,365
Selling, general and administrative	4,784	4,158	12,557	11,411
Total operating expenses	5,271	4,644	13,783	12,776
Loss from operations	(3,565)	(4,189)	(10,062)	(11,099)
Interest expense	–	–	(2)	(1)
Interest income	6	–	8	1
Gain due to change in fair value of derivative liabilities	–	4	–	10
Tax benefit	4,040	–	4,040	–
Other income (expense), net	282	(29)	276	31
Income (loss) from continuing operations	763	(4,214)	(5,740)	(11,058)
Income from discontinued operations (net of tax)	15,465	1,065	17,450	3,806
Net income (loss)	$16,228	$(3,149)	$11,710	$(7,252)
Net income (loss) per share: basic
Continuing operations	$0.18	$(1.28)	$(1.36)	$(3.46)
Discontinued operations	3.66	0.32	4.15	1.19
	$3.84	$(0.96)	$2.78	$(2.27)
Weighted-average number of shares used in per share calculations: basic	4,225	3,293	4,209	3,195

Net income (loss) per share: diluted
Continuing operations	$0.18	$(1.28)	$(1.36)	$(3.46)
Discontinued operations	3.66	0.32	4.15	1.19
	$3.84	$(0.96)	$2.78	$(2.27)
Weighted-average number of shares used in per share calculations: diluted	4,228	3,293	4,209	3,195

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
(1) Loss from operations minus non-cash expenses (EBITDA):
GAAP loss from operations as reported	$(3,565)	$(4,189)	$(10,062)	$(11,099)
Non-cash adjustments:
Stock-based compensation	1,013	638	1,830	1,649
Depreciation and amortization	60	60	178	182
Non-GAAP loss from operations minus non-cash expenses (EBITDA)	$(2,492)	$(3,491)	$(8,054)	$(9,268)

(2) Net loss minus non-cash expenses:
GAAP net income (loss) as reported	$16,228	$(3,149)	$11,710	$(7,252)
Non-cash adjustments:
Stock-based compensation	1,013	638	1,830	1,649
Depreciation and amortization	60	60	178	182
Gain due to change in fair value of derivative instruments	–	(4)	–	(10)
Non-GAAP net income (loss) minus non-cash expenses	$17,301	$(2,455)	$13,718	$(5,431)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$5,271	$4,644	$13,783	$12,776
Non-cash adjustments:
Stock-based compensation	(950)	(566)	(1,633)	(1,460)
Depreciation and amortization	(14)	(12)	(30)	(35)
Non-GAAP operating expenses minus non-cash expenses	$4,307	$4,066	$12,120	$11,281

____________________

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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SONOMA PHARMACEUTICALS, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

The following table shows the company’s product revenues by geographic region:

	Three months ended December 31,
	2016	2015	$ Change	% Change
United States	$1,671	$1,010	$661	65%
Latin America	465	–	465	100%
Europe and Rest of the World	1,038	1,202	(164)	(14%	)
	3,174	2,212	962	43%
Product license fees and royalties	–	44	(44)	(100%	)
Total	$3,174	$2,256	$918	41%

	Nine months ended December 31,
	2016	2015	$ Change	% Change
United States	$4,741	$2,983	$1,758	59%
Latin America	465	–	465	100%
Europe and Rest of the World	2,952	2,725	227	8%
	8,158	5,708	2,450	43%
Product license fees and royalties	–	231	(231)	(100)%
Total	$8,158	$5,939	$2,219	37%

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